SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 12, 2009

VARIAN MEDICAL SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(650) 493-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the February 12, 2009 Annual Meeting of Stockholders, the stockholders of Varian Medical Systems, Inc. (the “Company”) approved an amendment to the Company’s Second Amended and Restated 2005 Omnibus Stock Plan to increase the number of shares available for grant by 4,200,000.  The remaining terms of the plan are as previously reported under the Securities Exchange Act of 1934.

At the Annual Meeting of Stockholders, the stockholders also approved the Management Incentive Plan (“MIP”) for purposes of Section 162(m) of the Internal Revenue Code, which included certain amendments to the prior MIP.  The following paragraphs provide a summary of the principal features of the MIP and its operation.

The MIP is intended to motivate the Company’s key employees to increase stockholder value by (1) linking a portion of employees’ cash compensation to the Company’s financial and operational performance, (2) providing rewards for improving financial and operational performance and (3) helping to attract and retain key employees.

The Compensation and Management Development Committee (the “Compensation Committee”) administers the MIP.  The Compensation Committee in its discretion determines eligibility for the MIP.  In selecting participants for the MIP, the Compensation Committee chooses key employees of the Company and its affiliates who are likely to have a significant impact on our performance.

Under the MIP, the Compensation Committee establishes (1) the performance goals that must be achieved in order for the participant to actually be paid an award and (2) a formula or table for calculating a participant’s award, depending upon how actual performance compares to the pre-established performance goals. A participant’s award will increase or decrease as actual performance increases or decreases.

The Compensation Committee also determines the periods for measuring actual performance—the performance period—which may last as long as three fiscal years.

The Compensation Committee may set performance periods and performance goals that differ from participant to participant.  For example, the Compensation Committee may choose performance goals based on either Company-wide or business unit results, as deemed appropriate in light of the participant’s specific responsibilities.  For purposes of qualifying awards as performance-based compensation under Section 162(m), the Compensation Committee will specify performance goals from the following list: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue, stockholder return, orders or net orders, expenses, cost of goods sold, profit/loss or profit margin, working capital, operating income, cash flow, market share, return on equity, economic value add, stock price of our stock, price/earning ratio, debt or debt-to-equity ratio, accounts receivable, cash, write-off, assets, liquidity, operations, intellectual property (e.g., patents), product development, regulatory activities, manufacturing, production or inventory, mergers, acquisitions or divestitures, financings, days sales outstanding, backlog, deferred revenue, and employee headcount.  Under the MIP, certain performance goals are specifically defined, and the definitions generally conform to those set forth in the Second Amended and Restated 2005 Omnibus Stock Plan.

For any performance period, no participant may receive an award of more than $3,000,000.  Also, the total of all awards for any performance period cannot exceed 8% of the Company’s EBIT before incentive compensation for the Company’s most recent completed fiscal year.  Awards that exceed this overall limit will be pro-rated so that the total does not exceed the limit.

After the end of each performance period, a determination is made as to the extent to which the performance goals applicable to each participant were achieved or exceeded.  The actual award (if any) for each participant is determined by applying the formula to the level of actual performance that was achieved.  However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula.  Awards under the MIP generally are payable in cash or shares of our common stock no later than the 15th day of the third month following the end of the performance period during which the award was earned.

The MIP provides that, in the event of a restatement of incorrect financial results, the Board of Directors (the “Board”) will review the conduct of executive officers in relation to the restatement.  If the Board determines that an executive officer has engaged in misconduct or other violations of the Company’s code of ethics in connection with the restatement, the Board would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive under the MIP that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law.  Such action by the Board would be in addition to any other actions the Board or the Company may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

99.1	Form of Registrant’s Non-Employee Director NonQualified Stock Option Agreement (for use outside U.S.) Under the Registrant’s Second Amended and Restated 2005 Omnibus Stock Plan.

99.2	Form of Registrant’s Non-Employee Director Deferred Stock Unit Agreement (for use outside U.S.) Under the Registrant’s Second Amended and Restated 2005 Omnibus Stock Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

By:	/s/ JOHN W. KUO
Name:	John W. Kuo
Title:	Corporate Vice President, General Counsel and Secretary

Dated:  February  18, 2009

EXHIBIT INDEX

Number	Exhibit

99.1	Form of Registrant’s Non-Employee Director NonQualified Stock Option Agreement (for use outside U.S.) Under the Registrant’s Second Amended and Restated 2005 Omnibus Stock Plan.

99.2	Form of Registrant’s Non-Employee Director Deferred Stock Unit Agreement (for use outside U.S.) Under the Registrant’s Second Amended and Restated 2005 Omnibus Stock Plan.